Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                         VAN KAMPEN CORPORATE BOND FUND

A Special Meeting ("Meeting") of Shareholders of Van Kampen Corporate Bond Fund was held on Tuesday, May 11, 2010. The Meeting was held for the following purpose:

(1) Approve an Agreement and Plan of Reorganization.

The results of the voting on the above matter were as follows:

                                                                            Votes       Votes       Broker
Matter                                                       Votes For     Against     Abstain     Non-Votes
------                                                       ---------    --------     -------     ---------
(1)      Approve an Agreement and Plan of Reorganization     78,753,925   2,561,311   5,245,927        0